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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


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       Date of Report (Date of earliest event reported): August 2, 1999


                               WITCO CORPORATION
            (Exact name of registrant as specified in its charter)


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         Delaware                     001-4654                  13-187000
(State or other jurisdiction    (Commission File Number)   (I.R.S. Employer
  of incorporation)                                      Identification Number)

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                               One American Lane
                            Greenwich, Connecticut
                                  06831-2559
              (Address of principal executive offices) (Zip code)



      Registrant's telephone number, including area code: (203) 552-2000

                                      N/A

         (Former name or former address, if changed since last report)





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



ITEM 5.     OTHER EVENTS

     Witco Corporation, a Delaware corporation, issued a press release on August 2, 1999, announcing results for the six months ended June 30, 1999. A copy of this press release is attached as an exhibit hereto and is incorporated by reference herein.


Item 7.  Financial Statements and Exhibits.

(a)      Financial statements of businesses acquired.

             -   Not Applicable

(b)      Pro forma financial information.

             -   Not Applicable

(c)      Exhibits.

         99.1    Press Release dated August 2, 1999.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             WITCO CORPORATION
                             (Registrant)


Date: August 4, 1999         By: /s/ Brian J. Dick
                                 ---------------------------
                                 Name: Brian J. Dick
                                 Title: Vice President, Finance & Controller

                                 EXHIBIT INDEX


Exhibit No.                   Description of the Exhibit

99.1              Press Release dated August 2, 1999.

                                                                  Exhibit 99.1




Witco Contacts:  Robert Bennett     203 552-2282
                 Director of Investor Relations
                 Patricia McLean    203 552-2273
                 Director of Communications
                                                         For Immediate Release

                     WITCO REPORTS SECOND QUARTER RESULTS


GREENWICH, CT-- August 2, 1999 -- Witco Corporation (NYSE:WIT) today reported second quarter 1999 net sales of $493.8 million which were $10.5 million, or 2 percent, lower than the same quarter of the prior year. The decline was mainly due to an unfavorable product sales mix and an adverse effect on net sales of approximately $8 million attributable to the comparatively stronger US dollar. The negative impact of these factors was partially offset by an increase in volume.
          Net income for the second quarter of 1999 was $12.8 million, or $.22 per common share - diluted, compared to $15.2 million, or $.26 per common share - diluted, for the corresponding quarter of 1998. The $2.4 million decline was primarily due to higher net interest expense resulting from increased short-term borrowing, and the above mentioned shortfall in net sales. These unfavorable factors were partially offset by a reduction in performance based compensation costs and lower restructuring charges.
          E. Gary Cook, Chairman, President and Chief Executive Officer commented, "Both revenue and operating income improved sequentially over the first quarter, but they both lagged behind last year through the first half. The challenge of building on this modest success remains significant. Further top- and bottom-line growth depends on increasing volume both by stronger performance in the market place and by successfully leveraging the capacity from our new facilities and expansions at our Memphis, TN and Taft, LA Polymer Chemicals facilities and our Performance Chemicals facility in Houston, TX as well as continued stability in global economic conditions."
          He further stated, "In January we announced the next phase of our strategy to become a more focused, market leading specialty chemical company. Events of the past quarter have moved Witco closer to this goal. We reached an agreement with Goldschmidt and SKW to divest the Oleochemicals & Derivatives business, completed the second phase of our SAP implementation, started up a modernized stearates facility in Memphis, and announced an early retirement program as part of our ongoing cost reduction program. On June 1, we entered into and announced a merger agreement with Crompton & Knowles, which will create a $3.4 billion global specialty chemicals leader."
          Net sales for the six months ended June 30, 1999 of $974.4 million were $37.2 million, or 4 percent, below the corresponding period of 1998. The shortfall in revenue was primarily the result of an unfavorable product sales mix, lower volume and the adverse effect of the comparatively stronger US dollar on net sales of approximately $7 million.
          For the six months ended June 30, 1999, net income was $21.3 million, or $.37 per common share - diluted, compared to $35.6 million, or $.61 per common share - diluted, for the same period of 1998. The lower earnings were mainly the result of the above mentioned decline in net sales. An increase in general and administrative expenses, including costs attributable to business process improvement initiatives, and higher net interest expense due to an increase in debt, added to the shortfall.

Following are segment highlights for the second quarter:

          Polymer Chemicals' net sales for the second quarter of 1999 of $118.8 million were $5.9 million, or 5 percent, lower than the second quarter of 1998. The reduction in net sales was mainly attributable to the 1998 swap of businesses with Ciba Specialty Chemicals, which involved the receipt of a PVC heat stabilizers business that had comparatively higher sales prices but substantially lower volume than the epoxy systems and adhesives business exchanged. The comparatively stronger US dollar also adversely affected current quarter net sales. Operating income for the second quarter of 1999 of $12.8 million was $1.8 million, or 13 percent, below the same period of 1998. The decrease was primarily the result of the above mentioned reduction in net sales and higher fixed costs attributable to asset consolidation initiatives and the Ciba swap.
          OrganoSilicones' net sales for the second quarter of 1999 increased $.9 million to $113.4 million from the same period of 1998. The increase was mainly attributable to an increase in volume, partially offset by the adverse effect of the strengthening US dollar versus most currencies, principally the Brazilian Real. Operating income of $14.3 million was $2.3 million, or 19 percent, ahead of the same quarter of 1998. The increase was primarily due to an improvement in margins associated with the increase in sales of specialty versus commodity products within the Specialty Fluids business and the comparatively weaker US dollar compared to the Japanese Yen.

          Performance Chemicals' second quarter 1999 net sales of $174.8 million were $1.2 million, or 1 percent, greater than 1998. The segment benefited from increased volume in the paraffinic white oils business resulting from the arrangement entered into with Petro-Canada Lubricants in late 1998. A vast majority of the revenue attributable to the higher volume was offset by competitive pricing pressures in certain businesses, the adverse impact of the stronger US dollar and the absence of sales associated with the July 1998 sale of the SACI business. Operating income for the second quarter of 1999 of $15.3 million was $1.7 million, or 10 percent, lower than the second quarter of 1998. The major factors that contributed to the decrease in operating income were the above mentioned competitive pricing pressures, additional expenses attributable to the lingering effects of the fire at Petro-Canada's refinery during the first quarter of 1999 and higher costs associated with business process improvement initiatives.
          Oleochemicals and Derivatives' second quarter 1999 net sales of $86.8 million were $6.7 million, or 7 percent, lower than the same quarter of 1998. The reduction in net sales was primarily attributable to a volume decline in low margin products. The comparatively stronger US dollar and lower prices related to formula sales contracts that are based on raw material prices, which were lower in the second quarter of 1999 compared to the same quarter of the prior year, also contributed to the decrease in net sales. Despite the decrease in net sales, operating income for the second quarter of 1999 increased $.5 million to $2.5 million. The increase was mainly attributable to a reduction in operating expenses and an improved product sales mix including increased sales of refined glycerin due to the installation of a new glycerin still.
                                     # # #
Information in this press release contains "forward-looking statements" which are not historical facts. These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, the company's ability to generate appropriate cash flow, the cost and timing of the implementation of capital improvements, the cost and timing of the initiatives associated with the company's cost savings program, the company's ability to effectively divest Oleochemicals & Derivatives (ODG) or enter into other strategic alternatives and transactions regarding other businesses, the amount of proceeds the company receives as a result of the ODG divestiture or other transaction, the company's ability to maintain price levels, changes in product mix, availability and pricing of raw materials, price and product competition, certain global and regional economics conditions and other factors detailed in the company's Securities and Exchange Commission filings.


                         (Comparative Tables Attached)




                  WITCO CORPORATION AND SUBSIDIARY COMPANIES
                     (in thousands except per share data)


                                              Three Months Ended June 30,      Six Months Ended June 30,
                                               1999(A)(B)   1998(A)(B)(C)      1999(A)(B)(C)  1998(A)(B)(C)(D)
                                              -----------   -------------      -------------  ----------------
Net Sales                                      $493,842       $504,302           $974,433        $1,011,676
Cost of Goods Sold                              369,955        377,567            734,502           757,787
                                              -----------   -------------      -------------  ---------------

Gross Profit                                    123,887        126,735            239,931           253,889

Operating Expenses
      Selling expense                            25,840         25,973             50,968            51,685
      General and administrative expenses        37,036         35,913             76,466            69,945
      Research and development                   16,521         18,314             35,633            36,199
      Other expenses (income) - net               4,788          5,721              6,310             6,741
      Restructuring charges                         522          2,781              3,204             5,043
                                              -----------   -------------      -------------  ---------------
           Total Operating Expenses              84,707         88,702            172,581           169,613
                                              -----------   -------------      -------------  ---------------

Operating Income                                 39,180         38,033             67,350           84,276

Other Expense (Income) - Net
      Interest expense                           15,429         12,002             28,291           23,992
      Interest income                              (785)        (1,374)            (1,801)          (2,694)
      Other expense - net                           800            674              1,373            1,595
                                              -----------   -------------      -------------  ---------------

Income before Income Taxes                       23,736         26,731             39,487           61,383

Income Taxes                                     10,919         11,574             18,164           25,781
                                              -----------   -------------      -------------  ---------------
Net Income                                     $ 12,817       $ 15,157           $ 21,323        $  35,602
                                              ===========   =============      =============  ===============

Net Income Per Common Share: Basic                 $.22           $.26               $.37             $.62
                                              ===========   =============      =============  ===============
Average Number of Common Shares: Basic           57,570         57,528             57,565           57,485
                                              ===========   =============      =============  ===============
Net Income Per Common Share: Diluted               $.22           $.26               $.37             $.61
                                              ===========   =============      =============  ===============
Average Number of Common Shares: Diluted         57,744         58,052             57,739           58,173
                                              ===========   =============      =============  ===============


OPERATIONS BY INDUSTRY SEGMENT     Three Months Ended June 30,       Six Months Ended June 30,

(in thousands of dollars)              1999           1998                1999        1998
------------------------------     -------------   -----------       ------------  -----------

Net sales
  Polymer Chemicals                   $118,772       $124,691           $232,303   $  248,694
  OrganoSilicones                      113,442        112,511            226,056      224,199
  Performance Chemicals                174,813        173,572            339,803      351,170
  Oleochemicals & Derivatives           86,815         93,528            176,271      187,613
                                   -------------   -----------       ------------  -----------
    Net sales                         $493,842       $504,302           $974,433   $1,011,676
                                   =============   ===========       ============  ===========

Operating income
  Polymer Chemicals                   $ 12,750       $ 14,572           $ 20,831   $   32,450
  OrganoSilicones                       14,333         12,033             27,285       23,830
  Performance Chemicals                 15,334         17,002             28,558       36,996
  Oleochemicals & Derivatives            2,451          1,978              6,218        1,984
  Corporate and unallocated             (5,688)        (7,552)           (15,542)     (10,984)
                                   -------------   -----------       ------------  -----------
     Operating income                 $ 39,180       $ 38,033           $ 67,350   $   84,276
                                   =============   ===========       ============  ===========

    SUMMARY OF NON-RECURRING ITEMS

(millions of dollars except                           Three Months Ended June 30,
 per share data)                              1999                                    1998
---------------------------  --------------------------------------  ----------------------------------------------
                               Pre-Tax      After-Tax     Net Income   Pre-Tax      After-Tax Net     Net Income
                               Income        Income         (Loss)      Income          Income           (Loss)
                               (Loss)        (Loss)       Per Share*    (Loss)          (Loss)         Per Share*
                             ----------    -----------  -----------  ----------     --------------    -------------
Income excluding non-
  recurring items               $24.2         $13.1         $ .23       $29.1            $16.7             $ .29
Restructuring charges (B)        (0.5)         (0.3)         (.01)       (2.8)            (1.7)             (.03)
Gain on disposition of
  businesses (C)                   -             -            -           0.4              0.2                -
---------------------------  ----------    -----------  -----------  ----------     --------------    -------------
Income as reported              $23.7         $12.8          $.22       $26.7            $15.2             $ .26
---------------------------  ----------    -----------  -----------  ----------     --------------    -------------


(millions of dollars except                           Six Months Ended June 30,
 per share data)                              1999                                    1998
---------------------------  --------------------------------------  ----------------------------------------------
                               Pre-Tax      After-Tax     Net Income   Pre-Tax      After-Tax Net     Net Income
                               Income        Income         (Loss)      Income          Income           (Loss)
                               (Loss)        (Loss)       Per Share*    (Loss)          (Loss)         Per Share*
---------------------------  ----------    -----------  -----------  ----------     --------------    -------------
Income excluding non-
  recurring items               $40.5         $22.0          $.38       $61.5            $36.0             $ .62
Restructuring charges (B)        (3.2)         (2.0)         (.03)       (5.0)            (3.1)             (.05)
Gain on disposition of an
  investment (D)                   -             -             -          4.5              2.5               .04
Gain on disposition of
  businesses (C)
---------------------------
                                  2.2           1.3           .02         0.4              0.2                 -
                             ----------    -----------  -----------  ----------     --------------    -------------
Income as reported              $39.5         $21.3          $.37       $61.4            $35.6             $ .61
---------------------------  ----------    -----------  -----------  ----------     --------------    -------------

         * Diluted basis


NOTES:

All references to per share data throughout the document, including the footnotes, will be on a diluted basis unless otherwise specified.

(A) Depreciation expense for the three months ended June 30, 1999 and 1998 and for the six months ended June 30, 1999 and 1998, respectively, was $25,472, $23,737, $50,526, and $46,433. Amortization expense for the respective periods was $5,196, $5,310, $10,317, and $10,615.

(B) The restructuring charge of $522 ($318 after-tax or $.01 per common share) for the three month period ended June 30, 1999 primarily relates to costs associated with the company's global systems implementation. The restructuring charge of $3,204 ($1,954 after-tax or $.03 per common share) for the six month period ended June 30, 1999 includes severance and related costs of $1,710 and other costs primarily associated with the company's global systems implementation.

     The restructuring charges of $2,781 ($1,696 after-tax or $.03 per common share) and $5,043 ($3,076 after-tax or $.05 per common share) for the three and six month periods ended June 30, 1998, respectively, primarily relates to expenditures for equipment at sites previously identified for closure, which otherwise would have been capitalized, and costs associated with the company's global systems implementation.

(C)  The six  month  period  ended  June 30,  1999  includes  a gain of $2,200
     ($1,342 after-tax or $.02 per common share) for additional proceeds received on the 1998 disposition of the company's SACI Anti- Corrosion Coatings business.

     The three and six month periods ended June 30, 1998 include a gain of $362 ($221 after-tax; with no per common share effect) on the disposition of the company's epoxy systems and adhesives business.

(D)  The six  month  period  ended  June 30,  1998  includes  a gain of $4,484
     ($2,466 after-tax or $.04 per common share) as a result of the disposition of an investment.